Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2023 FOURTH

QUARTER AND FULL YEAR RESULTS

•	Declares Quarterly Cash Dividend of $0.05 Per Share

EL SEGUNDO, Calif., February 27, 2024 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2023 fourth quarter and full year ended December 31, 2023.

As previously reported, net sales for the fiscal 2023 fourth quarter were $196.3 million, compared to net sales of $238.3 million for the fourth quarter of fiscal 2022. Same store sales decreased 17.7% for the fourth quarter of fiscal 2023, compared to the fourth quarter of fiscal 2022.

Gross profit for the fiscal 2023 fourth quarter was $59.2 million, compared to $79.8 million in the fourth quarter of the prior year. The Company’s gross profit margin was 30.2% in the fiscal 2023 fourth quarter versus 33.5% in the fourth quarter of the prior year. The decrease in gross profit margin compared with the prior year primarily reflects higher store occupancy and distribution expense, including costs capitalized into inventory, as a percentage of net sales, partially offset by the extinguishment of certain real estate-related liabilities. The Company’s merchandise margins decreased by 43 basis points for the fourth quarter of fiscal 2023.

Overall selling and administrative expense for the quarter decreased by $5.1 million from the prior year, primarily reflecting lower employee labor and benefit-related expense, partially offset by a $0.6 million store asset impairment charge. As a percentage of net sales, selling and administrative expense increased to 36.9% in the fiscal 2023 fourth quarter, compared to 32.5% in the fiscal 2022 fourth quarter due to the lower sales base.

Net loss for the fourth quarter of fiscal 2023 was $8.9 million, or $0.41 per basic share, including a $0.02 store asset impairment charge, which was not reflected in our guidance for the quarter. This compares to net income of $1.7 million, or $0.08 per diluted share in the fourth quarter of fiscal 2022.

For the fiscal 2023 full year, net sales were $884.7 million compared to net sales of $995.5 million for fiscal 2022. Same store sales decreased 11.2% for the fiscal 2023 full year compared to fiscal 2022, and the Company’s merchandise margins were essentially flat for the fiscal 2023 full year compared to fiscal 2022. Net loss for fiscal 2023 was $7.1 million, or $0.33 per basic share. This compares to net income for fiscal 2022 of $26.1 million, or $1.18 per diluted share.

Adjusted EBITDA was $(8.7) million for the fourth quarter of fiscal 2023, compared to EBITDA of $6.9 million in the prior year period. For the fiscal 2023 full year, Adjusted EBITDA was $7.3 million compared to $52.6 million in fiscal 2022. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most comparable GAAP measure, net income.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “As previously reported, our fourth quarter results were impacted by the challenging macroeconomic environment, which pressured discretionary spending among our consumers. Additionally, the combination of warmer temperatures and reduced snowfall across our western footprint weighed heavily on our winter product sales, which are typically an important seasonal driver of our fourth quarter results.”

Mr. Miller continued, “Looking at our current trending, our first quarter to date sales continue to reflect persistent macroeconomic uncertainty and have been influenced by extreme weather across much of our geography. While our winter seasonal categories have accelerated with improved winter weather in February, that benefit has been largely offset by the historic rainfall our markets experienced in the past month, which impacted sales for other outdoor recreational activities, including baseball. In the challenging sales landscape, we remain steadfast in managing the controllable aspects of our business, including optimizing merchandise margins to maximize gross profit dollars, managing inventory levels, and controlling expenses.”

Balance Sheet

The Company ended the 2023 fiscal year with no borrowings under its credit facility and with a cash balance of $9.2 million. This compares to no borrowings under the Company’s credit facility and $25.6 million of cash as of the end of fiscal 2022. Merchandise inventories as of the end of fiscal 2023 decreased by 9.1% compared to the prior year period, reflecting the Company’s efforts to manage inventory levels relative to sales.

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.05 per share of outstanding common stock, which will be paid on March 22, 2024, to stockholders of record as of March 8, 2024. This dividend, which represents a reduction from the previous quarterly cash dividend rate of $0.125 per share, reflects the Company’s capital management objective of maintaining a healthy financial condition given the uncertain duration of current macroeconomic challenges.

First Quarter Guidance

For the fiscal 2024 first quarter, the Company expects same store sales to decrease in the low double-digit range compared to the fiscal 2023 first quarter. The Company’s same store sales guidance reflects an expectation that macroeconomic headwinds will continue to impact discretionary consumer spending over the balance of the first quarter. Fiscal 2024 first quarter net loss per basic share is expected in the range of $0.30 to $0.40, which compares to fiscal 2023 first quarter earnings per diluted share of $0.01.

Store Openings

During fiscal 2023, the Company opened two new stores and closed four stores, ending the year with 430 stores. The Company currently has 424 stores in operation, reflecting six store closures in the 2024 first quarter to date as part of the Company’s ongoing efforts to optimize its store base. During the remainder of fiscal 2024, the Company expects to open approximately five stores and close approximately four additional stores.

Conference Call Information

The Company will host a conference call to discuss these results and provide additional comments and details. The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Tuesday, February 27, 2024. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time.

In addition, the call will be broadcast live over the Internet and accessible through the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through Tuesday, March 5, 2024 by calling (844) 512-2921 to access the playback; the passcode is 13744246.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, currently operating 424 stores under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 12,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, global supply chain disruptions resulting from the ongoing conflict in Ukraine and the Middle East, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, as well as environmental, social and governance issues, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and any other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

	13 Weeks Ended		Fiscal Year Ended
	Dec. 31, 2023	Jan. 1, 2023	Dec. 31, 2023	Jan. 1, 2023
	(In thousands)
GAAP net (loss) income (as reported)	$(8,852)	$1,728	$(7,083)	$26,134
+ Interest expense (income) (as reported)	112	183	(153)	572
+ Income tax (benefit) expense (as reported)	(4,485)	372	(3,498)	6,809
+ Depreciation and amortization (as reported)	4,650	4,596	18,315	18,020

EBITDA	$(8,575)	$6,879	$7,581	$51,535

- Extinguishment of certain real estate-related liabilities	(789)	—	(2,428)	—
+ Legal settlement provision	—	—	1,500	—
+ Revaluation of workers’ compensation reserves due to change in claims assessment methodology	—	—	—	1,039
+ Store asset impairment	631	—	631	—

Adjusted EBITDA	$(8,733)	$6,879	$7,284	$52,574

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 31, 2023	January 1, 2023
ASSETS
Current assets:
Cash	$9,201	$25,565
Accounts receivable, net of allowances of $48 and $44, respectively	9,163	12,270
Merchandise inventories, net	275,759	303,493
Prepaid expenses	16,052	16,632

Total current assets	310,175	357,960

Operating lease right-of-use assets, net	253,615	276,016
Property and equipment, net	58,595	58,311
Deferred income taxes	13,427	9,991
Other assets, net of accumulated amortization of $1,954 and $1,359, respectively	8,871	6,515

Total assets	$644,683	$708,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,201	$67,417
Accrued expenses	61,283	70,261
Current portion of operating lease liabilities	70,372	70,584
Current portion of finance lease liabilities	3,843	3,217

Total current liabilities	190,699	211,479

Operating lease liabilities, less current portion	191,178	214,584
Finance lease liabilities, less current portion	11,856	7,089
Other long-term liabilities	6,536	6,857

Total liabilities	400,269	440,009

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 26,747,617 and 26,491,750 shares, respectively; outstanding 22,440,362 and 22,184,495 shares, respectively	267	264
Additional paid-in capital	128,737	126,512
Retained earnings	169,667	196,265
Less: Treasury stock, at cost; 4,307,255 shares	(54,257)	(54,257)

Total stockholders’ equity	244,414	268,784

Total liabilities and stockholders’ equity	$644,683	$708,793

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
Net sales	$196,350	$238,312	$884,745	$995,538
Cost of sales	137,111	158,479	598,901	654,323

Gross profit	59,239	79,833	285,844	341,215
Selling and administrative expense	72,464	77,550	296,578	307,700

Operating (loss) income	(13,225)	2,283	(10,734)	33,515
Interest expense (income)	112	183	(153)	572

(Loss) income before income taxes	(13,337)	2,100	(10,581)	32,943
Income tax (benefit) expense	(4,485)	372	(3,498)	6,809

Net (loss) income	$(8,852)	$1,728	$(7,083)	$26,134

(Loss) earnings per share:
Basic	$(0.41)	$0.08	$(0.33)	$1.21

Diluted	$(0.41)	$0.08	$(0.33)	$1.18

Weighted-average shares of common stock outstanding:
Basic	21,805	21,595	21,749	21,634

Diluted	21,805	21,944	21,749	22,089